UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 27, 2006

(Exact name of Registrant as specified in its charter)

Nevada	0-24806	62-1378182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4080 Jenkins Road Chattanooga, TN	37421
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (423) 510-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 27, 2006, U.S. Xpress Enterprises, Inc. (the "Company") entered into a Fifth Amendment to Revolving Credit and Letter of Credit Loan Agreement, dated October 27, 2006 (the "Credit Facility Amendment"), with SunTrust Bank, Bank of America, N.A., LaSalle Bank National Association, Branch Banking and Trust Company, National City Bank, and Regions Financial Corporation, as lenders (the "Lenders"), amending the Company's revolving credit facility. Pursuant to the Credit Facility Amendment, the Lenders temporarily eased the lease adjusted leverage ratio that the Company is required to maintain by increasing the maximum permissible lease adjusted leverage ratio from 3.00 to 1.00 to 3.50 to 1.00 for the two fiscal quarters ending March 31, 2007, capping the same ratio at 3.25 to 1.00 for the fiscal quarter ending June 30, 2007, and returning the lease adjusted leverage ratio to 3.00 to 1.00 in the third fiscal quarter of 2007. As part of the Credit Facility Amendment, the Lenders also agreed to a $10 million increase in the aggregate dollar value of miscellaneous investments that the Company may make during the term of the credit facility and eased restrictions on the Company's ability to redeem its own stock by increasing the dollar value of permitted redemptions from $15 million to $30 million.

This description of the Credit Facility Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Facility Amendment.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

	EXHIBIT NUMBER	EXHIBIT DESCRIPTION

10.1
Fifth Amendment to Revolving Credit and Letter of Credit Loan Agreement, dated October 27, 2006, by and between the Company, SunTrust Bank, Bank of America, N.A., LaSalle Bank National Association, Branch Banking and Trust Company, National City Bank, and Regions Financial Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. XPRESS ENTERPRISES, INC.
Date: October 31, 2006	BY:	/s/ Ray M. Harlin Ray M. Harlin Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description

10.1
Fifth Amendment to Revolving Credit and Letter of Credit Loan Agreement, dated October 27, 2006, by and between the Company, SunTrust Bank, Bank of America, N.A., LaSalle Bank National Association, Branch Banking and Trust Company, National City Bank, and Regions Financial Corporation.